Exhibit 3.03

RESTATED CERTIFICATE OF INCORPORATION

OF

ACM RESEARCH, INC.

The name of the corporation is ACM Research, Inc. The corporation was incorporated under the name “ACM Research, Inc.” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on September 27, 2016, and such Certificate of Incorporate was amended by the filing of a Certificate of Amendment on September 13, 2017. This Restated Certificate of Incorporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as previously amended, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by (a) the written consent of the board of directors of the corporation in accordance with Section 141(f) of the General Corporation Law of the State of Delaware and (b) the written consent of the stockholders of the corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware. The corporation’s Certificate of Incorporation, as previously amended, is hereby amended, integrated and restated to read in its entirety as follows:

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ARTICLE I. NAME AND ADDRESS

The name of the corporation is ACM Research, Inc. (the “Corporation”). The address of the Corporation’s registered office in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, County of New Castle, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE II. PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE III. CAPITAL STOCK

The total number of shares of capital stock that the Corporation is authorized to issue is 62,409,738, each of which shares has a par value of $0.0001. The Corporation is authorized to issue three classes of capital stock, which are designated “Class A Common Stock,” “Class B Common Stock” and “Preferred Stock.” Of the 62,409,738 authorized shares of capital stock, 50,000,000 shares shall be designated as Class A Common Stock (“Class A Common Shares”), 2,409,738 shares shall be designated as Class B Common Stock (“Class B Common Shares”) and 10,000,000 shares shall be designated as Preferred Stock (“Preferred Shares”). Class A Common Shares and Class B Common Shares are referred to collectively as “Common Shares.”

A.	Common Stock.

(1) Change in Authorized Shares. The number of authorized Class A Common Shares or Class B Common Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Restated Certificate of Incorporation or any certificate of designation with respect to a series of Preferred Stock (a “Certificate of Designation”) authorized pursuant to Section 151(g) of the DGCL), the affirmative vote of the holders of capital stock representing a majority of the voting power of the then-outstanding Common Shares and Preferred Shares, voting together as a single class on an as-converted basis.

(2) Dividends. Class A Common Shares and Class B Common Shares shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time out of any assets of the Corporation legally available therefor, provided that in the event a dividend is paid in the form of Class A Common Shares or Class B Common Shares (or rights to acquire such shares), then holders of Class A Common Shares shall receive Class A Common Shares (or rights to acquire such shares, as the case may be) and holders of Class B Common Shares shall receive Class B Common Shares (or rights to acquire such shares, as the case may be), with holders of Class A Common Shares and Class B Common Shares receiving, on a per share basis, an identical number of Class A Common Shares or Class B Common Shares, as applicable. Notwithstanding the foregoing, the board of directors of the Corporation (the “Board”) may declare a dividend or distribution that is not identical or equivalent on a per share basis as between the Class A Common Shares and Class B Common Shares (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding Class A Common Shares and a majority of the then-outstanding Class B Common Shares, voting separately as classes.

(3) Voting. On any matter submitted to a vote of the stockholders of the Corporation, holders of Common Shares are entitled to one vote for each Class A Common Share held and twenty votes for each Class B Common Share held. Except as otherwise provided in this Restated Certificate of Incorporation or the DGCL, the holders of Class A Common Shares and Class B Common Shares shall vote together as one class on all matters submitted to a vote of stockholders. Holders of Common Shares, as such, shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation or the DGCL.

(4) Conversion Rights.

(a) Voluntary Conversion. Each Class B Common Share shall be convertible at any time, at the option of the holder thereof upon written notice to the Corporation, into one fully paid and nonassessable Class A Common Share. Before any holder may convert any Class B Common Shares, the holder shall (i) surrender the certificate or certificates therefor, duly endorsed, at the principal corporate office of the Corporation or of the transfer agent for the Class B Common Stock and (ii) provide written notice to the Corporation, at its principal corporate office, of the holder’s election to convert such Class B Common Shares and the name or names in which the certificate or certificates for Class A Common Shares are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees or such holder, a certificate or certificates for the number of Class A Common Shares to which such holder shall be entitled upon such conversion. The conversion of such Class B Common Shares shall be deemed to have been made immediately prior to the close of business on the first date as of which the holder has, in accordance with this Section III.A(4)(a), both delivered written notice to the Corporation and surrendered the certificate or certificates for such shares, and the person or persons entitled to receive the Class A Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Common Shares as of such time and date. Each Class B Common Share that is converted pursuant to this Section III.A(4)(a) shall be retired by the Corporation and shall not be available for reissuance.

(b) Automatic Conversion.

(i) A Class B Common Share shall be immediately and automatically converted into one fully paid and nonassessable Class A Common Share, upon any of the following (each a “Common Conversion Event” with respect to such Class B Common Share):

(A)	the occurrence of a Transfer, other than a Permitted Transfer, of such Class B Common Share;

(B)	the receipt by the Corporation of the affirmative vote at a duly noticed stockholders meeting of the holders of a majority of the Class B Common Shares then outstanding in favor of the conversion of all of the Class B Common Shares; or

(C)

at 11:59 p.m. (Eastern standard time) on the first December 31 that occurs more than five years after the date of filing of this Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Filing Date”) if the October Market Cap with respect to the month of October immediately preceding such December 31 exceeds $1,000,000,000.00, provided that this clause (C) shall be of no further effect, and no Common Conversion Event shall ever occur pursuant to this clause (C), as of any December 31 occurring less than five years after the Filing Date if the October Market Cap for the month of October immediately preceding such December 31 exceeds $1,000,000,000.00.

For purposes of clarity, a Common Conversion Event pursuant to the preceding clause (A) shall apply only with respect to the share or shares being Transferred (other than in a Permitted Transfer) and not with respect to any other outstanding Class B Common Shares and a Common Conversion Event pursuant to the preceding clause (B) or (C) shall apply to all outstanding Class B Common Shares.

(ii) Each outstanding stock certificate that, immediately prior to a Common Conversion Event, represented one or more Class B Common Shares subject to such Common Conversion Event shall, upon such Common Conversion Event, be deemed to represent an equal number of Class A Common Shares, without the need for surrender or exchange thereof. The Corporation shall, upon the request of any holder whose Class B Common Shares have been converted into Class A Common Shares as a result of a Common Conversion Event and upon surrender by such holder to the Corporation of the outstanding certificate or certificates formerly representing such holder’s Class B Common Shares, issue and deliver to such holder a certificate or certificates representing the Class A Common Shares into which such holder’s Class B Common Shares were converted as a result of such Common Conversion Event. Each Class B Common Share that is converted pursuant to this Section III.A(4)(a) shall thereupon be retired by the Corporation and shall not be available for reissuance.

(iii) The Corporation may, from time to time, establish such policies and procedures, not in violation of the other provisions of this Restated Certificate of Incorporation or of applicable law, relating to the conversion of Class B Common Shares into Class A Common Shares, as it may deem necessary or advisable in connection therewith. If the Corporation has reason to believe that a Transfer giving rise to a conversion of Class B Common Shares into Class A Common Shares has occurred but has not theretofore been reflected on the books of the Corporation, the Corporation may request that the holder of such shares furnish affidavits or other evidence to the Corporation as the Corporation deems necessary to determine whether a conversion of Class B Common Shares to Class A Common Shares has occurred, and if such holder does not within ten days after the date of such request furnish sufficient evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that no such conversion has occurred, any such Class B Common Shares, to the extent not previously converted, shall be automatically converted into Class A Common Shares and the same shall thereupon be registered on the books and records of the Corporation. In the event of any issue, question or uncertainty, the Board shall have full power and authority to take all actions and to make all determinations required as to whether a proposed or past Transfer of Class B Common Shares qualifies or qualified as a Permitted Transfer.

(c) Special Definitions. For purposes of this Restated Certificate of Incorporation, the following definitions shall apply:

(i) “Family Member” shall mean, with respect to any natural person who is a Qualified Stockholder, the spouse, or a parent, grandparent, lineal descendant, sibling or lineal descendant of a sibling, of such Qualified Stockholder. A lineal descendant shall include an adopted person if, but only if, he or she is adopted during minority.

(ii) “October Market Cap” shall mean, with respect to any October throughout which Class A Common Stock is traded on a securities exchange registered with the Securities and Exchange Commission, the product of:

(A)	the average of the VWAPs for each of the days in such month of October on which Class A Common Stock is traded on a securities exchange registered with the Securities and Exchange Commission, where “VWAP” means, for any such trading day, the daily volume weighted average price for the regular trading day session (the total dollar amount traded during regular trading hours on such day divided by trading volume during such trading hours) of the Class A Common Stock on The NASDAQ Global Market (or such other exchange or market as is then the principal trading exchange or market for the Class A Common Stock). as reported by Bloomberg L.P. (or, if not reported on Bloomberg, L.P., on such reporting service as shall be approved by the Board), multiplied by

(B)	the number of Common Shares outstanding as of 11:59 p.m. (Eastern daylight saving time) on the last trading day of such month of October.

(iii) “Permitted Entity” shall mean, with respect to a Qualified Stockholder:

(A)	a bona fide trust for which (1) the trustee is such Qualified Stockholder, the trustee of such Qualified Stockholder, a Family Member of such Qualified Stockholder, or a professional in the business of providing trustee services (including a private professional fiduciary, trust company or bank trust department) and (2) the beneficiaries are comprised solely of (A) such Qualified Stockholder, one or more Family Members or trust beneficiaries of such Qualified Stockholder, or one or more other Permitted Entities of such Qualified Stockholder, or

(B)	a general partnership, limited partnership, limited liability company, corporation or other entity owned exclusively by such Qualified Stockholder or one or more Family Members or other Permitted Entities of such Qualified Stockholder.

(iv) “Permitted Transfer” shall mean, and be restricted to, any Transfer of a Class B Common Share:

(A)	by a Qualified Stockholder to one or more Family Members or Permitted Entities of such Qualified Stockholder;

(B)	by a Permitted Entity of a Qualified Stockholder to such Qualified Stockholder or one or more Family Members or other Permitted Entities of such Qualified Stockholder; or

(C)	by a Qualified Stockholder to a natural person or entity that both:

(i)	was, as of the date on which such Qualified Stockholder became a Qualified Stockholder (that is, the later of the Filing Date and the date of a Permitted Transfer to such Qualified Stockholder described in clause (ii) of Section III.A(4)(c)(v)), and

(ii)	is, as of the date of such Transfer,

the sole equity owner of such Qualified Stockholder.

(v) “Qualified Stockholder” shall mean, with respect to a Class B Common Share, (i) the holder of such Class B Common Share as of the Filing Date or (ii) a Transferee of such Class B Common Share pursuant to a Permitted Transfer after the Filing Date.

(vi) “Transfer” shall mean, with respect to a Class B Common Share, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including a transfer of a Class B Common Share to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such Class B Common Share by proxy or otherwise, provided that the following shall not be considered a “Transfer,” whether entered into before or after the Filing Date:

(A)	the granting of a revocable proxy to officers or directors of the Corporation at the request of the Board in connection with actions to be taken at an annual or special meeting of stockholders;

(B)	the entry into of a voting trust, agreement or arrangement (with or without granting a proxy) as part of, or in connection with, a director nomination agreement entered into by the Corporation in favor of one or more persons as part of an equity financing transaction;

(C)	the entry into of a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Shares that (1) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (2) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (3) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner; or

(D)	a pledge of Class B Common Shares by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares, provided that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer.”

A “Transfer” shall also be deemed to have occurred with respect to a Class B Common Share beneficially held by (i) an entity that is a Permitted Entity, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity or (ii) an entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Filing Date, of a majority of the voting power of the voting securities of such entity or any other entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such initial entity, other than a Transfer to parties that are, as of the Filing Date, holders of voting securities of any such initial entity or other entity.

(vii) “Voting Control” shall mean, with respect to a Class B Common Share, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

(viii) “Voting Threshold Date” shall mean 5:00 p.m. (Eastern time) on the first day falling on or after the date on which the outstanding Class B Common Shares represent less than a majority of the total voting power of the then outstanding shares of the Corporation then entitled to vote generally in the election of directors.

(5) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Shares, solely for the purpose of effecting the conversion of the Class B Common Shares, such number of Class A Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Class B Common Shares into Class A Common Shares.

(6) Subdivision or Combinations. If the Corporation in any manner subdivides or combines the outstanding shares of one class of Common Stock, the outstanding shares of the other class of Common Stock will be subdivided or combined in the same manner.

(7) Equal Status. Except as expressly provided in this Article III or required by applicable law, Class A Common Shares and Class B Common Shares shall have the same rights, preferences, powers and restrictions and limitations, shall rank equally, shall share ratably and shall be identical in all respects as to all matters.

(8) Protective Provision. The Corporation shall not, whether by merger, consolidation or otherwise, amend, alter, repeal or waive any provision of this Section III.A (or adopt any provision inconsistent therewith), without first obtaining the affirmative vote of the holders of a majority of the then outstanding Class B Common Shares, voting as a separate class, in addition to any other vote required by the DGCL, this Restated Certificate of Incorporation or the Bylaws of the Corporation.

(9) Change of Control Vote. Until the first date on which the outstanding Class B Common Shares represent less than 35% of the total voting power of the then-outstanding capital stock of the Corporation then entitled to vote generally in the election of directors, the Corporation shall not consummate a Change in Control Transaction without first obtaining the affirmative vote (or written consent if action by written consent of stockholders is permitted at such time under this Restated Certificate of Incorporation) of the holders of a majority of the then outstanding Class B Common Shares, voting as a separate class, in addition to any other vote required by applicable law, this Restated Certificate of Incorporation or the Bylaws of the Corporation. For the foregoing purposes, each of the following events shall be considered a “Change in Control Transaction”:

(a) a merger or consolidation in which

(i)	the Corporation is a constituent party or

(ii)	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (y) the surviving or resulting corporation or (z) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, in a single transaction or in a series of related transactions, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

B.	Preferred Stock.

(1) Series of Preferred Stock. The Board is hereby authorized to provide for the issuance of Preferred Shares in one or more series and, by filing a Certificate of Designation, to establish from time to time the number of shares to be included in each such series, and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

(2) Change in Authorized Shares. The number of authorized Preferred Shares may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the voting power of the capital stock of the Corporation entitled to vote thereon, voting as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of such holders is required pursuant to the terms of any Certificate of Designation or this Restated Certificate of Incorporation.

ARTICLE IV. DIRECTORS

A.	General Powers.

The business and affairs of the Corporation shall be managed by or under the direction of the Board.

B.	Number of Directors.

Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be determined exclusively by resolution adopted by a number of directors constituting a majority of the total number of authorized directors of the Corporation, whether or not there exist any vacancies in previously authorized directorships.

C.	Classified Board.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, immediately following the Voting Threshold Date, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board shall assign directors in office immediately prior to the Classified Board becoming effective to the several classes of the Classified Board, which assignments shall become effective at the same time the Classified Board becomes effective. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by a majority of the Board, with the number of directors in each class to be divided as nearly equal as reasonably possible. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the date on which the Classified Board becomes effective, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the date on which the Classified Board becomes effective, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the date on which the Classified Board becomes effective. At each annual meeting of stockholders following the date on which the Classified Board becomes effective, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

D.	Removal.

Subject to the rights of holders of any series of Preferred Stock, from and after the effectiveness of the Classified Board, directors of the Corporation may be removed with or without cause only by the affirmative vote of the holders of at least sixty-six and two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors.

E.	Vacancies.

Subject to the rights of holders of any series of Preferred Stock, any vacancy or newly created directorship in the Board, however occurring, shall be filled only by vote of a majority of the remaining directors then in office, although less than a quorum, or by a sole remaining director and shall not be filled by the stockholders. A director elected to fill a vacancy or newly created directorship shall hold office until the election and qualification of a successor or such director’s earlier death, resignation or removal.

F.	Stockholder Nominations and Business, etc.

Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws of the Corporation.

G.	Election of Directors.

No stockholder will be permitted to cumulate votes in any election of directors. The election of directors need not be by written ballot.

ARTICLE V. ACTION BY WRITTEN CONSENT

Subject to the rights of holders of any series of Preferred Stock, from and after the Voting Threshold Date, stockholders of the Corporation may not take any action by written or electronic consent in lieu of a meeting, and all stockholder action shall be taken at a meeting of stockholders.

ARTICLE VI. SPECIAL MEETINGS

Special meetings of stockholders for any purpose or purposes may be called at any time only by (a) the Board pursuant to a resolution adopted by a number of directors constituting a majority of the total number of authorized directors of the Corporation, whether or not there exist any vacancies in previously authorized directorships, (b) the Chairman of the Board or (c) the Chief Executive Officer, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

ARTICLE VII. BYLAWS

A.	Amendments by the Board.

In furtherance and not in limitation of the powers conferred upon it by the DGCL, the Board shall have the power to adopt, amend, alter or repeal the Bylaws of the Corporation.

B.	Amendments by the Stockholders.

The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation. Prior to the Voting Threshold Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation, such adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. From and after the Voting Threshold Date, in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Restated Certificate of Incorporation, such adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VIII. AMENDMENTS

Notwithstanding any other provisions of this Restated Certificate of Incorporation or any provision of law, this Restated Certificate of Incorporation or the Bylaws of the Corporation, but in addition to any vote of the holders of any class or series of stock required by law, this Restated Certificate of Incorporation or a Certificate of Designation, from and after the Voting Threshold Date, the affirmative vote of the holders of at least s sixty-six and two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors shall be required to amend or repeal, or to adopt any provision inconsistent with, Articles IV through XI.

ARTICLE IX. FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for all “internal corporate claims.” “Internal corporate claims” means claims, including claims in the right of the Corporation, (a) that are based upon a violation of a duty by a current or former director or officer or stockholder in such capacity, or (b) as to which Title 8 of the Delaware Code confers jurisdiction upon the Court of Chancery, except for, as to each of (a) and (b) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article IX (including each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE X. INDEMNIFICATION

The Corporation shall indemnify (and advance expenses to) its officers and directors to the full extent permitted by the DGCL, as amended from time to time.

ARTICLE XI. EXCULPATION

To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article XI, shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

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IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates, integrates and amends the Certificate of Incorporation of the Corporation, as previously amended, and which has been duly adopted in accordance with Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware, has been executed by its duly authorized officer as of                     , 2017.

ACM RESEARCH, INC.

By:
David H. Wang
Chief Executive Officer and President